Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and "Disclosure of Nonpublic Holdings", "Other Service Providers" and "Financial Statements" in the Statement of Additional Information in Amendment No. 32 to the Registration Statement (Form N-1A No. 333-88343) of American Beacon Select Funds.

We also consent to the incorporation by reference therein of our report dated February 26, 2019 with respect to the financial statements and financial highlights of American Beacon U.S. Government Money Market Select Fund for the year ended December 31, 2018 included in the Annual Report (Form N-CSR) for 2018 filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Dallas, Texas

April 24, 2019